                                                                    EXHIBIT 99.1

                 MIDDLESBORO FEDERAL BANK, FEDERAL SAVINGS BANK
                             1431 Cumberland Avenue
                          Middlesboro, Kentucky  40965
                                 (606) 248-4584

                   NOTICE OF  SPECIAL MEETING OF STOCKHOLDERS

                      To be Held on _____________ __, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Middlesboro Federal Bank, Federal Savings Bank (the "Bank") will be held at the _______________________ located at ___________________________, Kentucky on
________________ __, 1997, at __:__ __.m. Eastern Time, for the following purposes, as more completely set forth in the accompanying Proxy Statement:

     (1) To approve and adopt the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan"), pursuant to which: (i) Cumberland Mountain Bancshares, M.H.C. (the "Mutual Holding Company"), which currently owns approximately 64.71% of the common stock of the Bank, will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Bank, with the Bank being the surviving entity; (ii) an interim institution ("Interim") to be formed as a wholly owned subsidiary of Cumberland Mountain Bancshares, Inc., a Tennessee corporation recently formed as a wholly owned subsidiary of the Bank (the "Company"), will merge with and into the Bank, with the Bank being the surviving entity and becoming a wholly owned subsidiary of the Company; (iii) the outstanding shares of the Bank common stock (other than those held by the Mutual Holding Company, which will be cancelled) will be converted into shares of common stock of the Company pursuant to a ratio that will result in the holders of such shares owning in the aggregate approximately the same percentage of the Company as they currently own of the Bank, before giving effect to such stockholders purchasing additional shares in a concurrent stock offering by the Company or by the Company's Employee Stock Ownership Plan ("ESOP") thereafter, receiving cash in lieu of fractional shares or exercising dissenter's rights ("Exchange Shares"); and (iv) in connection therewith, the Bank's charter will be amended to establish a liquidation account in accordance with applicable regulations. In addition, the Company is offering shares of its common stock by means of a Prospectus, and the sale of such stock and the reorganization are referred to herein as the "Conversion and Reorganization."

     (2) To transact such other business as may properly come before the meeting. Except with respect to procedural matters incident to the conduct of the meeting, management of the Bank is not aware of any matters other than those set forth above which may properly come before the meeting.

     Stockholders of the Bank have the right, pursuant to 12 C.F.R. Section 522.14, to dissent from the Conversion and Reorganization and to exercise appraisal rights for their shares of the Bank common stock upon strict compliance with the terms and conditions of 12 C.F.R. Section 552.14, a copy of which is attached hereto as Appendix A. Failure to comply strictly with the requirements of 12 C.F.R. Section 552.14 will result in the loss of appraisal rights.

     Stockholders of record of the Bank at the close of business on ____________ __, 1997 are entitled to notice of and to vote at the Special Meeting.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 _________________
                                 J.D. Howard
                                 Secretary
Middlesboro, Kentucky
______________ __, 1997

     =================================================================
             YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. PROXIES MUST BE RECEIVED PRIOR TO THE
          COMMENCEMENT OF THE MEETING.

             YOUR VOTE IS VERY IMPORTANT.  VOTING ON THE PLAN DOES
          NOT REQUIRE YOU TO PURCHASE STOCK IN THE OFFERINGS.
     =================================================================

                                PROXY STATEMENT

                            _______________________

                        SPECIAL MEETING OF STOCKHOLDERS


     This Proxy Statement is furnished to the holders of the common stock, par value $1.00 per share (the "Bank Common Stock"), of Middlesboro Federal Bank, Federal Savings Bank (the "Bank") (the "Stockholders") in connection with the solicitation of proxies on behalf of the Board of Directors, to be used at the Special Meeting of Stockholders ("Special Meeting") to be held at the ______________________________________ located at ___________________________,
____________, Kentucky on _______________ __, 1997, at __:__ __.m., Eastern
Time, and at any adjournment thereof for the purpose of considering a Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") pursuant to which: (i) Cumberland Mountain Bancshares, M.H.C. (the "Mutual Holding Company"), which currently owns approximately 64.71% of the Bank Common Stock, will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into the Bank, with the Bank being the surviving entity; (ii) an interim institution ("Interim") to be formed as a wholly owned subsidiary of Cumberland Mountain Bancshares, Inc., a Tennessee corporation recently formed as a wholly owned subsidiary of the Bank (the "Company"), will merge with and into the Bank, with the Bank being the surviving entity and becoming a wholly owned subsidiary of the Company; (iii) the outstanding shares of the Bank Common Stock (other than those held by the Mutual Holding Company, which will be cancelled) will be converted into shares of common stock, $0.01 par value, of the Company (the "Common Stock") pursuant to a ratio that will result in the holders of such shares (the "Public Stockholders") owning in the aggregate approximately the same percentage of the Company as they currently own of the Bank, before giving effect to such stockholders purchasing additional shares in a concurrent stock offering by the Company or by the Company's Employee Stock Ownership Plan ("ESOP") thereafter, the receipt of cash in lieu of fractional shares or the exercise of dissenter's rights ("Exchange Shares"); and (iv) in connection therewith, the Bank's charter will be amended to establish a liquidation account in accordance with applicable regulations. In addition, the Company is offering shares of Common Stock by means of a Prospectus, and the sale of such stock and the reorganization are referred to herein as the "Conversion and Reorganization."

     Each proxy solicited hereby, if properly signed and returned to the Bank and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each signed proxy received will be voted in favor of the Plan and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Only proxies that are returned can be counted and voted at the Special Meeting.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Bank (J.D. Howard, Secretary, Middlesboro Federal Bank, Federal Savings Bank, 1431 Cumberland Avenue, Middlesboro, Kentucky 40965) written notice thereof; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the Special Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.

     This Proxy Statement is expected to be mailed to stockholders on or about ___________ __, 1997.

                      VOTING SECURITIES AND REQUIRED VOTE

     Pursuant to Office of Thrift Supervision ("OTS") regulations, consummation of the Conversion and Reorganization is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Mutual Holding Company (the "Members") as of the close of business on ___________________, __, 1997 (the "Voting Record Date") at a special meeting of Members called for the purpose of considering the Plan (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Bank Common Stock held by the Stockholders as of the voting record date at the Special Meeting. In addition, the Company, the Mutual Holding Company and the Bank (the "Primary Parties") have conditioned the consummation of the Conversion and Reorganization on the approval of the Plan by the holders of at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Special Meeting. The Mutual Holding Company intends to vote its shares of Bank Common Stock, which amount to 64.71% of the outstanding shares, in favor of the Plan at the Special Meeting. In addition, as of ____________, 1997, directors and executive officers of the Bank as a group (__ persons) beneficially owned ________ shares or _____% of the outstanding Bank Common Stock, which shares can also be expected to be voted in favor of Plan at the Special Meeting.

     Only stockholders of record at the close of business on ___________ __, 1997 (the "Voting Record Date") are entitled to notice of and to vote at the Special Meeting. On the Voting Record Date, there were 510,000 shares of Bank Common Stock outstanding, and the Bank had no other class of equity securities outstanding. Each share of Bank Common Stock is entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting.

     A majority of the outstanding Bank Common Stock, represented in person or by proxy, shall constitute a quorum at the Special Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy and any shares held by brokers in street name for customers which are present at the Special Meeting and are not voted in the absence of instructions from the customers ("broker non-votes") will be counted as present for determining if a quorum is present. Because adoption of the Plan must be approved by the holders of at least two-thirds of the outstanding Bank Common Stock, abstentions and broker non-votes will have the same effect as a vote against such proposal. The Plan also conditions consummation of the Conversion and Reorganization on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, at the Special Meeting by the Public Stockholders. Abstentions and broker non-votes will have no effect on the required vote of the Public Stockholders.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The Prospectus of the Company is incorporated herein by reference. The Prospectus sets forth a description of the terms and the related offering of the Common Stock by the Company under the caption "The Conversion and Reorganization." Such caption also describes the effects of the Conversion and Reorganization on the stockholders of the Bank and the members of the Mutual Holding Company, including the tax consequences of the Conversion and Reorganization and the establishment of a liquidation account for the benefit of certain depositors of the Bank. Upon consummation of the Conversion and Reorganization, the charter of the Bank will be amended to provide for a liquidation account. This amendment is being adopted to comply with applicable regulations of the OTS. See Appendix B attached hereto.

     Information regarding the Bank, the Company and the Mutual Holding Company are set forth in the Prospectus under the captions "Middlesboro Federal Bank, Federal Savings Bank," "Cumberland Mountain Bancshares, Inc." and "Cumberland Mountain Bancshares, M.H.C.," respectively, as well as under the caption "Summary." The Prospectus also describes the business and financial condition of the Bank under the captions "Business of the Bank" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Bank are included in the Prospectus. Information regarding the use of proceeds of the Offerings conducted in connection with the Conversion and Reorganization, the historical capitalization of the Bank and the pro forma capitalization of the Company, and other pro forma data are set forth in the Prospectus under the captions "Use of Proceeds," "Capitalization" and "Pro Forma Data," respectively.

     The Prospectus sets forth certain information as to the Bank Common Stock beneficially owned by (i) the only persons or entities who or which were known to the Bank to be the beneficial owner of more than 5% of the issued and outstanding Bank Common Stock, (ii) the directors of the Bank, and (iii) all directors and executive officers of the Bank as a group. See "Beneficial Ownership of Capital Stock" in the Prospectus.

     The Prospectus also sets forth a comparison of the rights of stockholders of the Bank with the rights of stockholders of the Company. See "Comparison of Stockholders' Rights" in the Prospectus.

                        DISSENTERS' RIGHTS OF APPRAISAL

     Record holders of Bank Common Stock are entitled to appraisal rights under
Section 552.14 of the OTS regulations as a result of the merger of the Mutual Holding Company (following its conversion to a federal interim stock savings institution) with and into the Bank and the merger of the Bank with and into Interim, with the Bank to be the surviving entity in both mergers (the "Mergers"). Any person having a beneficial interest in shares of Bank Common Stock held of record in the name of another person, such as a broker or nominee, and who wishes to exercise dissenters' rights must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 552.14 and is qualified in its entirety by the full text of Section 552.14, which is reprinted as Appendix A to this Proxy Statement.

     Under Section 552.14, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the institution must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 552.14. This Proxy Statement shall constitute such notice to the record holders of Bank Common Stock. Any such stockholder who wishes to exercise such appraisal rights should review carefully the following discussion and Appendix A to this Proxy Statement because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Section 552.14.

     A holder of shares of Bank Common Stock wishing to exercise his appraisal rights must deliver to the Secretary of the Bank, before the vote on the Plan at the Special Meeting, a writing which identifies such stockholder and which states his intention to demand appraisal of and payment for his shares of Bank Common Stock. Such demand must be in addition to and separate from any proxy or vote against the Plan. A vote against the Plan does not, by itself, constitute a demand for appraisal rights. Also, voting for the approval and adoption of the Plan will result in the loss of appraisal rights with respect to such shares. In addition, a holder of shares of Bank Common Stock wishing to exercise his appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Date.

     Only a holder of record of shares of Bank Common Stock is entitled to assert appraisal rights for the shares of Bank Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as his name appears on his stock certificates. If the shares of Bank Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Bank Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Bank Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Bank Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Bank Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Bank Common Stock as to which appraisal is sought and where no number of shares of Bank Common Stock is expressly mentioned the demand will be presumed to cover all shares of Bank Common Stock held in the name of the record owner. Stockholders who hold their shares of Bank Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder and for surrendering the certificates for such shares to the Bank for notation of appraisal rights as set forth below.

     All written demands for appraisal should be sent or delivered to J.D. Howard, Secretary, Middlesboro Federal Bank, Federal Savings Bank, 1431 Cumberland Avenue, Middlesboro, Kentucky 40965 so as to be received prior to the vote of stockholders with respect to the Plan.

     Within ten days after the effective date ("Effective Date") of the Conversion and Reorganization, the Bank, as the resulting institution in the Mergers, must: (i) send a written notice as to the Effective Date of the Conversion and Reorganization to each person who has satisfied the appropriate provisions of Section 552.14 and who has not voted in favor of the Plan, (ii) make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the Bank to be the fair value thereof, and (iii) inform each stockholder that within 60 days of such date the stockholder must take certain actions set forth in such notice (and summarized below). A written offer to dissenting stockholders, if any, will be based on the circumstances existing on the Effective Date, and the Bank has not determined the price per share it would offer any dissenting stockholders. If, within 60 days of the Effective Date, an agreement is reached as to the fair value between the Bank and a dissenting stockholder, payment therefore shall be made within 90 days of the Effective Date.

     If the Bank and any holder of the Bank Common Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section
552.14 have not agreed as to the fair value within 60 days of the Effective Date, the stockholder may file a petition with the OTS, with a copy of the Bank by registered or certified mail demanding a determination of the fair value of the stock of all dissenting stockholders. A stockholder who fails to file such petition within 60 days of the Effective Date shall be deemed to have accepted the Exchange Shares to which he is entitled. In addition, within 60 days of the Effective Date, each stockholder demanding appraisal and payment under Section
552.14 must submit to the Bank the certificates for notation thereon that appraisal and payment has been demanded and that appraisal proceedings are pending. The failure to submit certificates for notation will result in the loss of appraisal rights. The Bank is not under any obligation to file a petition with respect to the appraisal of the fair value of the shares of Bank Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 552.14.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Director of the OTS will determine the holders of shares of Bank Common Stock entitled to appraisal rights and will order an appraisal of the "fair value" of the shares of Bank Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Conversion and Reorganization. Such appraisal may be conducted by appropriate staff of the OTS or such independent appraiser as the Director shall determine. If the appraisal is conducted by an independent appraiser, then the OTS staff will review and provide an opinion as to the suitability of the methodology and the adequacy of the analysis and supportive data. If the Director concurs in the valuation, then payment of the appraised value of the shares will be directed from the resulting institution (the Bank) upon surrender of the certificates representing the dissenting shares of Bank Common Stock, along with interest from the Effective Date at a rate deemed equitable by the Director. Holders of shares of Bank Common Stock considering seeking appraisal should be aware that the fair value of their shares of Bank Common Stock as determined under Section 552.14 could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Plan if they did not seek appraisal of their shares of Bank Common Stock.

     The costs of any appraisal proceeding may be apportioned and assessed by the Director as he or she deems equitable against all or some of the parties. In making the determination, the Director shall consider whether any of the parties has acted arbitrarily, vexatiously, or not in good faith.

     Any holder of shares of Bank Common Stock who has duly demanded an appraisal in compliance with Section 552.14 will not, after the Effective Date, be entitled to vote the shares of Bank Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to, or a vote to be taken by, holders of record of shares of Bank Common Stock as of a date prior to the Effective
Date).

     If any holder of Bank Common Stock who demands appraisal of his shares under Section 552.14 fails to perfect, or effectively withdraws or loses his right to appraisal as provided in Section 552.14, the shares of such stockholder will be converted into Exchange Shares in accordance with the Plan. A holder may withdraw his demand for appraisal by delivering to the Bank a written withdrawal of his demand for appraisal and acceptance of the Exchange Shares (any such written withdrawal should be directed to J.D. Howard, Secretary, Middlesboro Federal Bank, Federal Savings Bank, 1431 Cumberland Avenue, Middlesboro, Kentucky 40965).

     Failure to follow the steps required by Section 552.14 for perfecting appraisal rights may result in the loss of such rights.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have included in the proxy materials for the next annual meeting of stockholders of the Bank, which is expected to be held in October 1997 if the Conversion and Reorganization is not consummated, must have been received at the main office of the Bank, 1431 Cumberland Avenue, Middlesboro, Kentucky 40965, no later than June 10, 1997.

                                 OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Bank to vote the proxy upon such other matters as may properly come before the Special Meeting. Management is not aware of any business that may properly come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of the proxies will be borne by the Bank. In addition to solicitations by mail, the directors and officers of the Bank may solicit proxies personally or by telephone without additional compensation. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Bank's proxy materials to the beneficial owners of the Bank Common Stock.

     You may obtain a copy of the Plan, including the Charter and Bylaws of the Company, from any office of the Bank or in writing from the Bank. Any such requests should be directed to J.D. Howard, Secretary, Middlesboro Federal Bank, Federal Savings Bank, 1431 Cumberland Avenue, Middlesboro, Kentucky 40965. So that you have sufficient time to receive and review the requested materials, it is recommended that any such requests be sent so that they are received by the Bank by ____________ __, 1997.

     YOUR VOTE IS IMPORTANT! THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PLAN. WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND
---
RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX A



               SECTION 552.14 OF THE OTS REGULATIONS RELATING TO
                        DISSENTERS' RIGHTS OF APPRAISAL



(S)552.14 Dissenter and appraisal rights.

          (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with (S)552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

          (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to (S)552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

          (c)    Procedure.

                 (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

                 (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

                 (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall;

                     (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                     (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                     (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

     The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

          (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

          (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

          (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

          (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

          (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

          (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

          (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

          (11) STATUS. Shares of the resulting association into which shares of the stockholder demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                      APPENDIX B


          Section 8. Liquidation Account. Pursuant to the requirements of 12 C.F.R. Subchapter D, the Savings Bank shall establish and maintain a liquidation account for the benefit of its savings account holders who had an account balance of at least $50.00 as of the close of business on either September 30, 1995 or December 31, 1996 ("eligible depositors"). In the event of a complete liquidation of the Savings Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Savings Bank's eligible depositor's inchoate interest in the liquidation account, to the extent it is still in existence, provided that an eligible depositor's inchoate interest in the liquidation account shall not entitle such eligible depositor to any voting rights at meetings of the Savings Bank's stockholders.

MIDDLESBORO FEDERAL BANK, FEDERAL SAVINGS BANK                REVOCABLE PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MIDDLESBORO FEDERAL BANK, FEDERAL SAVINGS BANK FOR USE ONLY AT A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON __________________ ___, 1997 AND ANY ADJOURNMENT THEREOF.

     The undersigned, being a stockholder of the Bank as of ___________ ___, 1997, hereby authorizes the Board of Directors of the Bank, or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the Special Meeting of Stockholders to be held at the _______________________, located at, ________________________, ___________,
Kentucky, on _____________ ___, 1997, at ____:____ .m., Eastern Time, and at
any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

     (1) To approve and adopt a Plan of Conversion and Agreement and Plan of Reorganization between Cumberland Mountain Bancshares, M.H.C. (the "Mutual Holding Company") and the Bank (the "Plan"), pursuant to which (i) the Mutual Holding Company, which currently owns approximately 64.1% of the outstanding shares of common stock of the Bank, will convert from mutual form to a federal interim stock savings institution and simultaneously merge into the Bank, with the Bank being the surviving entity; (ii) an interim institution ("Interim") to be formed as a first-tier wholly owned subsidiary of the Cumberland Mountain Bancshares, Inc., a Tennessee corporation recently formed as a first-tier wholly owned subsidiary of the Bank (the "Company"), will merge into the Bank, with the Bank being the surviving entity and becoming a wholly owned subsidiary of the Company; (iii) the outstanding shares of Bank Common Stock (other than those held by the Mutual Holding Company, which will be cancelled) will be converted into shares of common stock of the Company pursuant to an exchange ratio as described in the Proxy Statement; (iv) the Company will sell additional shares of its common stock pursuant to the Plan; and (v) in connection therewith the Bank's charter will be amended as set forth in Appendix B to the Proxy Statement.

                      [_] FOR   [_] AGAINST  [_] ABSTAIN

     In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

     This proxy may be revoked at any time before it is exercised. Shares of common stock of the Bank will be voted as specified. If no specification is made herein, shares will be voted FOR Proposal 1.

                   (Continued and to be signed on other side)

     The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Stockholders of Middlesboro Federal Bank, Federal Savings Bank called for ______________ ___, 1997 and a Proxy Statement for the Special Meeting prior to the singing of this proxy.

                                          Dated:______________________, 199__

                                          ___________________________________

                                          ___________________________________
                                                            Signature(s)

                                          Please sign exactly as your name(s)
                                          appear(s) on this proxy.  Only one
                                          signature is required in the case of
                                          a joint account. When signing in a
                                          representative capacity, please give
                                          title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.